Exhibit 5.1
Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
January 29, 2025

MaxLinear, Inc.
5966 La Place Court, Suite 100
Carlsbad, California 92008
Re: Registration Statement on Form S-8
Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by MaxLinear, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, relating to the registration under the the Securities Act of 1933, as amended (the “Act”), of an aggregate of 3,552,052 shares of your common stock, par value $0.0001 per share (the “Future Issuance Shares”), consisting of: (i) 2,583,311 shares of common stock to be issued under the 2010 Equity Incentive Plan (the “2010 Plan”); and (ii) 2,583,311 shares of common stock to be issued under the 2010 Employee Stock Purchase Plan (the “ESPP” and, together with the 2010 Plan, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Future Issuance Shares to be issued under the Plans.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Future Issuance Shares, when issued and sold in the manner described in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and in any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati